UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2009

MTM Technologies, Inc.

(Exact name of registrant as specified in its charter)

New York	0-22122	13-3354896
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 High Ridge Road, Stamford, Connecticut 06905
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 975-3700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

On June 2, 2009, MTM Technologies, Inc. (the “Company”), and its subsidiaries (collectively with the Company, the “Companies”) entered into the following agreements: (i) an Eighth Amendment (the “Eighth Amendment”) to the Credit Facilities Agreement dated as of August 21, 2007 with GE Commercial Distribution Finance Corporation (“CDF”), as Administrative Agent, GECC Capital Markets Group, Inc., as Sole Lead Arranger and Sole Bookrunner, and CDF, as Lender (the “GE Credit Facilities Agreement”), and (ii) Amendment No. 8 (“Amendment No. 8”) to the Secured Credit Agreement dated as of November 23, 2005 with Columbia Partners, L.L.C. Investment Management (“CP”), as Investment Manager, and National Electric Benefit Fund (“NEBF”), as Lender (the “CP/NEBF Credit Agreement” and together with the GE Credit Facilities Agreement, the “Credit Agreements”).

On May 29, 2009, CDF made certain advances to the Companies under the GE Credit Facilities Agreement. As a condition of such advances, CDF required NEBF to enter into a limited guarantee for the benefit of CDF, whereby NEBF guaranteed the repayment obligations of the $1,900,000 advance to the Companies (the “NEBF Guarantee”).

Amendment No. 8 provides for, among other things, (a) the waiver by CP and NEBF of the Companies’ Existing Defaults under the terms of the CP/NEBF Credit Agreement; (b) the Companies’ guarantee of reimbursement of payments made by NEBF under the NEBF Guarantee; (c) an amendment to the interest rate; (d) an amendment to the definition of “Senior Indebtedness” and (e) the waiver by the Companies of any claims they may have against CP and NEBF existing or occurring on or prior to the date of Amendment No. 8.

The Eighth Amendment provides for, among other things, (a) an acknowledgement of the NEBF Guarantee; (b) the waiver by CDF of the Companies’ Existing Defaults under the GE Credit Facilities Agreement; (c) the termination of all Commitments and replacement with the Facilities (comprised of a $15,000,000 Revolving Loan Facility and a $15,000,000 Floorplan Loan Facility), with the aggregate limit of such Facilities not to exceed $25,000,000; and (d) amendments to certain definitions and financial covenants.

Any term not otherwise defined in this discussion has the meaning ascribed to such term in the respective agreement or amendment thereto. The Eighth Amendment and Amendment No. 8 are intended to provide the Companies with bridge financing until a more permanent solution can be reached. A Ninth Amendment to the GE Credit Facilities Agreement and an Amendment No. 9 to the CP/NEBF Credit Agreement are currently being negotiated. The Company and the lenders are working to finalize the agreements.

The Eighth Amendment and Amendment No. 8 are filed herewith as Exhibits 10.1 and 10.2, respectively. The foregoing descriptions of the Eighth Amendment and Amendment No. 8 do not purport to be complete, and are qualified in their entirety by reference to the full text of such documents, which are incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the descriptions of the Eighth Amendment and Amendment No. 8 in Item 1.01 hereof, which are incorporated by reference herein.

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Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In late May 2009, the Company was advised that J.W. (Jay) Braukman III, the Company’s Chief Financial Officer, would be taking a leave of absence for medical reasons.  On June 1, 2009, the Board of Directors appointed Rosemarie Milano, the Company’s Vice President, Corporate Finance and Treasury, and Jason Bernstein, the Company’s Vice President, Operations Finance, to jointly assume the duties of the Chief Financial Officer position while Mr. Braukman is on leave. In connection with Mr. Braukman’s leave of absence, the Board of Directors removed him as Secretary of the Company and appointed Ms. Milano to the Secretary position.

Ms. Milano, age 56, has served as the Company’s Vice President, Corporate Finance and Treasury, for the past three years and has served in various financial management positions with the Company since 2004. Mr. Bernstein, age 37, has served as the Company’s Vice President, Operations Finance, for the past three years. Mr. Bernstein he served in various financial and operational positions with the Company since 1994.

Item 8.01	Other Events.

Given the increasing cost demands and resources required in connection with of being a reporting company, the Company’s Board of Directors is exploring a number of cost cutting measures and recapitalization options and has engaged an independent advisor to assist in the process. In connection therewith, the Company may decide to deregister its common stock under the Securities Exchange Act of 1934, as amended, and, therefore, the Company’s obligations to file reports (including periodic reports, proxy statements, and tender offer statements) with the Securities and Exchange Commission would cease. Third party obligations to make public filings, including the obligations of certain shareholders to file Schedule 13Gs or Schedule 13Ds, would also cease as a result of deregistration. If the Company does decide to deregister its common stock, its common stock would no longer trade on the NASDAQ but may continue to trade on the Pink Sheets. At this time, no decision has been made to deregister the common stock or to follow any other specific course of action with respect to the foregoing.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit 10.1	Eighth Amendment to GE Credit Facilities Agreement.

Exhibit 10.2	Amendment No. 8 to CP/NEBF Credit Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MTM TECHNOLOGIES, INC.
(Registrant)

June 4, 2009	By: /s/ Steve Stringer
Steve Stringer
President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit

Exhibit 10.1	Eighth Amendment to GE Credit Facilities Agreement.

Exhibit 10.2	Amendment No. 8 to CP/NEBF Credit Agreement.

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